Exhibit 99.2

ACTION BY WRITTEN CONSENT

OF THE MAJORITY SHAREHOLDERS OF

ALICO, INC., A FLORIDA CORPORATION,

TAKEN WITHOUT A MEETING

November 11, 2018

The undersigned (the Majority Shareholders), being the holders of the majority of issued and outstanding capital stock of Alico, Inc., a Florida corporation (the Corporation), acting by written consent without a meeting pursuant to Section 607.0704 of the Florida Business Corporation Act (the FBCA), adopt the following resolutions and direct that this Written Consent be filed with the minutes of the shareholders of the Corporation:

WHEREAS, the Majority Shareholders desire to remove George R. Brokaw, Henry R. Slack, W. Andrew Krusen, Jr. and R. Greg Eisner as members of the Board of Directors of the Corporation (the Board), without cause;

WHEREAS, the Majority Shareholders desire to amend the Amended and Restated Bylaws of the Corporation to repeal any provision of the Amended and Restated Bylaws of the Corporation in effect immediately prior to the time this Action becomes effective that was not included in the Bylaws that became effective on January 25, 2013, fix the number of members of the Board at five, require the vote of a majority of the shareholders of the corporation in order to amend the bylaw provision fixing the number of directors and to provide that vacancies on the Board created as a result of the removal of members of the Board by the shareholders of the Corporation may only be filled by a majority vote of the shareholders of the Corporation; and

WHEREAS, the Majority Shareholders desire to elect Joseph Schenk and John Gregorits as members of the Board.

IT IS NOW, THEREFORE

RESOLVED, that any provision of the Amended and Restated Bylaws of the Corporation immediately prior to the time this action becomes effective that was not included in the Bylaws that became effective on January 25, 2013 and were filed with the SEC on that same date is hereby repealed;

RESOLVED, that George R. Brokaw, Henry R. Slack, W. Andrew Krusen, Jr. and R. Greg Eisner be, and each hereby is, removed as a member of the Board;

RESOLVED, that Joseph Schenk and John Gregorits be, and each hereby is, appointed and elected as a member of the Board, to serve in such capacity until his or her successor has been elected and qualified or until his earlier death, removal or resignation;

RESOLVED, that Article V of the Amended and Restated Bylaws of the Corporation be and hereby is amended to delete such Article in its entirety and to replace such Article with the following:

“Number, Election and Duties of Directors; Vacancies in Board. The management of the business and affairs of the Company shall be vested in a Board of Directors consisting of five directors, which shall have all of the powers possessed by the Company itself, so far as this designation of authority is not inconsistent with the laws of the state of Florida, the Articles of Incorporation, or some other express provision of these Bylaws. The number of Directors may be increased or decreased from time to time by amendment of the Bylaws only by the affirmative vote of a majority of the stockholders, consistent with the limitations provided in the Articles of Incorporation, but no decrease shall have the effect of shortening the term of any incumbent director.

At each annual meeting of the stockholders, the stockholders shall elect Directors to hold office until the next succeeding annual meeting or until their respective successors shall be elected and qualified. The Board of Directors shall designate and appoint one of its members as Chairman of the Board, and may but shall not be required to designate one of its members as Vice Chairman of the Board who shall act as Chairman in the absence of the Chairman. The stockholders, at any special meeting, may remove from office any Director of the Company and may fill the vacancy caused by such removal.

Any vacancy occurring in the Board of Directors because of death, resignation, increase in the number of directors, or otherwise, may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors. Any vacancy occurring in the Board of Directors because of removal shall be filled only by the affirmative vote of a majority of the stockholders of the Company. Any Director elected to fill a vacancy shall be elected for the unexpired term of his/her predecessor in office.”

RESOLVED, that each director and officer of the Corporation (each, an Authorized Signatory) is hereby authorized, directed and empowered for and on behalf of, and in the name of the Corporation, to do or cause to be done all such other acts and things as they may deem necessary or desirable in order to carry out and effectuate fully the purposes of the foregoing resolutions; and

RESOLVED, that this consent shall be filed with the minutes of the proceedings of the shareholders of the Corporation.

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IN WITNESS WHEREOF, this written consent of the Majority Shareholders of the Corporation is hereby executed and delivered as of the date first written above.

734 INVESTORS, LLC

By: 734 Agriculture, LLC
Its: Managing Member

	By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Manager

DELTA OFFSHORE MASTER II, LTD

By: Trafelet Brokaw Capital Management, L.P.

	By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title:

RCF 2014 LEGACY LLC

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Managing Member

Remy W. Trafelet

/s/ Remy W. Trafelet